HIGHLAND FUNDS II
SMALL-CAP EQUITY FUND

SUB-ADVISORY AGREEMENT


      This agreement ("Agreement") is made as of February 18, 2011, by and among HIGHLAND FUNDS ASSET MANAGEMENT, L.P.("HFAM"), a Delaware limited partnership, HIGHLAND FUNDS II, a Massachusetts business trust ("Trust"), on behalf of the SMALL-CAP EQUITY FUND ("Fund"), a series of the Trust, solely with respect to Section 13(b) of this Agreement, and PALISADE CAPITAL MANAGEMENT, L.L.C., a New Jersey limited liability company ("Sub-Adviser").

RECITALS

      WHEREAS, HFAM has entered into an Investment Advisory and Administration Agreement dated February 18, 2011 ("Advisory Agreement") with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to the Fund, a series of the Trust;

      WHEREAS, pursuant to Section 2 of the Advisory Agreement,
HFAM is authorized to delegate its investment advisory responsibilities to other investment advisers, subject to the requirements of the 1940 Act;

      WHEREAS, HFAM wishes to retain the Sub-Adviser to furnish certain investment advisory services to HFAM and the Fund, and the Sub-Adviser is willing to furnish those services;

      WHEREAS, subject to the approval of the Fund's Board of Trustees, HFAM may retain additional sub-advisers to furnish similar investment advisory services to HFAM and the Fund, and may at its sole discretion, allocate the Fund's assets among the Fund's sub-advisers to be managed in accordance with their respective sub-advisory agreements; and

      WHEREAS, HFAM intends that this Agreement will become effective when approved in accordance with Section 15 of the 1940 Act.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

      1. 	Appointment.

      HFAM hereby appoints the Sub-Adviser as an investment sub-adviser to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser further acknowledges and agrees that such appointment as an investment sub-adviser to the Fund is limited to those Fund assets allocated to the Sub-Adviser by HFAM, which may be changed from time to time at the sole discretion of HFAM ("Allocated Assets"). The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust, the Fund or HFAM in any way or otherwise be deemed an agent of the Trust, the Fund or HFAM.

      2. 	Duties as Sub-Adviser.

            (a) Subject to the oversight and supervision of HFAM and the Board of Trustees of the Trust (the "Board"), the Sub-Adviser will provide a continuous investment program for the Fund with respect to the Sub-Adviser's Allocated Assets, including investment research and management. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Fund with respect to such Allocated Assets. The Sub-Adviser will be responsible for placing purchase and sell orders for the Allocated Assets. The Sub-Adviser will consult with HFAM from time to time regarding matters pertaining to the Fund, including market strategy and portfolio characteristics. The Sub-Adviser will provide services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Registration Statement, the Constituent Documents (as defined below), the Investment Guidelines (as defined below), and applicable law. In this connection and in connection with the further duties set forth in this Section 2 as provided below, the Sub-Adviser shall provide HFAM and the Board with such periodic reports and documentation as HFAM or the Board shall reasonably request regarding the Sub-Adviser's management of the Fund's Allocated Assets, compliance with applicable laws and rules and the Registration Statement (as defined below) and all requirements hereunder. The Sub-
Adviser acknowledges that copies of the Trust's current registration statement on Form N-1A and any amendments or supplements thereto ("Registration Statement"), and the Trust's Agreement and Declaration of Trust and By-Laws, if any, ("Constituent Documents"), each as currently in effect, have been delivered to the Sub-Adviser.

      	(b) The Sub-Adviser shall carry out its
responsibilities under this Agreement in compliance with: (i) the Fund's investment objective, policies and restrictions as set forth in the Registration Statement, (ii) the Constituent Documents, (iii) all investment guidelines, policies, procedures or directives of the Trust or HFAM as provided to the Sub-Adviser ("Investment Guidelines"), (iv) the 1940 Act and the rules promulgated thereunder, (v) the Investment Advisers Act of 1940, as amended ("Advisers Act"), and the rules promulgated thereunder, and (vi) other applicable federal and state laws and related regulations. To the extent that the Investment Guidelines applicable to the Sub-Adviser's Allocated Assets are inconsistent with the investment restrictions applicable to the Fund's total assets as set forth in the Registration Statement, the Sub-Adviser shall comply with the policies, procedures and directives as set forth in the Investment Guidelines. HFAM shall promptly notify the Sub-Adviser of changes to (i), (ii) or (iii) above and shall consult with Sub-Adviser before making any changes relating solely to the Fund's investment objective, policies and restrictions as set forth in the Registration Statement, as well as to the policies, procedures and directives set forth in the Investment Guidelines. In particular, the Sub-Adviser shall take all actions necessary with respect to the Allocated Assets, as if they were the Fund's only assets, to ensure that the Fund: (A) satisfies the asset diversification and gross income qualification requirements as set forth under sub-chapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and (B) complies with the diversification requirements of Section 817(h) of the Code and regulations thereunder [as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued].

             (c) The Sub-Adviser shall take all actions which it considers necessary to implement the investment objectives and policies of the Fund, and in particular, to place all orders for the purchase or sale of securities or other investments for the Fund's Allocated Assets with brokers or dealers selected by Sub-Adviser. For that limited purpose, the Sub-Adviser is authorized as the agent of the Trust to give instructions to the Trust's custodian(s) as to deliveries of securities or other investments and payments of cash for the account of the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Fund, the Sub-Adviser is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board.

      	In addition to seeking the best price and execution, to the extent covered by Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and applicable guidance of the Securities and Exchange Commission (the "SEC"), the Sub-Adviser is also authorized to take into consideration other relevant factors which may include, without limitation: (i) the execution capabilities of such brokers and dealers, (ii) research, brokerage and other services provided by brokers and dealers which the Sub-Adviser believes will enhance its general portfolio management capabilities, (iii) the size of the transaction, (iv) the difficulty of execution, (v) the operational facilities of such brokers and dealers, (vi) the risk to such a broker or dealer of positioning a block of securities, and (vii) the overall quality of brokerage and research services provided by such brokers and dealers. The Sub-Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if it determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund. The policies with respect to brokerage allocation, determined from time to time by the Board, are those disclosed in the Registration Statement. The Sub-Adviser will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Sub-Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information in managing its own accounts. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable by the Sub-Adviser to each account and otherwise in accordance with the Sub-Adviser's procedures approved by the Board.

            (d) Only with prior written consent from HFAM and subject to: (i) the requirement that the Sub-Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Registration Statement, (ii) the provisions of the 1940 Act and the Advisers Act, (iii) the provisions of the 1934 Act, and (iv) other applicable provisions of law, the Sub-Adviser or an affiliated person of the Sub-Adviser or of HFAM may act as broker for the Fund in connection with the purchase or sale of securities or other investments for the Fund. Such brokerage services are not within the scope of the duties of the Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund or the Trust for such services in addition to the Sub-Adviser's fees for services under this Agreement.

      	(e) The Sub-Adviser shall maintain, in the form and for the periods required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all books and records which it maintains for the Fund or the Trust are the property of the Trust and further agrees to surrender the same to HFAM or the Trust upon HFAM's or the Trust's request (provided, however, that Sub-Adviser may retain copies of such records). The Sub-Adviser agrees to furnish the Board and HFAM with such periodic and special reports regarding the Fund's investments and records relating to the same as the Board or HFAM reasonably may request. Further, the Sub-Adviser shall permit the books and records maintained with respect to the Fund to be inspected and audited by the Trust, HFAM or their respective agents at all reasonable times during normal business hours upon reasonable notice.

            (f) At such times as shall reasonably be requested, the Sub-Adviser will provide to the Board and HFAM economic and investment analyses and reports, information required in the Registration Statement and information necessary for HFAM and the Board to review the Fund or discuss the management of it. The Sub-Adviser will provide quarterly reports setting forth the Fund's performance with respect to the Allocated Assets and the Sub-Adviser's private account composite performance and will complete on a quarterly basis the checklist provided to it by HFAM regarding the Fund's investments and transactions. The Sub-Adviser shall make available to the Board and HFAM any economic, statistical and investment services normally available to institutional or other customers of the Sub-Adviser. The Sub-Adviser will make available its officers and employees to meet with the Board on reasonable notice to review the Fund's investments.

            (g) In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting the Board in determining the fair valuation of any illiquid portfolio securities held within the Allocated Assets and will assist the Trust's accounting services agent or HFAM to obtain independent sources of market value for all other portfolio securities.

            Further, the Sub-Adviser shall be responsible to ensure that the Fund and/or HFAM is promptly notified of any and all instances in which the Sub-Adviser knows or should have reason to know that the available price or value of a portfolio security does not represent the fair value of the instrument, or that there is no price or value available from any source with respect to a particular instrument and that such instrument should accordingly be subject to a fair valuation determination in accordance with procedures adopted by the Board, as amended from time to time.

            (h) At such times as shall be reasonably requested by HFAM, the Sub-Adviser shall review and certify in writing that the information stated in the Trust's Registration Statement relating to the Sub-Adviser, its management of the Fund with respect to the Allocated Assets, including investment objectives, strategies and related risks, and its performance history is true, correct and complete to the best of its knowledge.

            (i) The Sub-Adviser will promptly notify HFAM of any change of control of the Sub-Adviser, including any change of its 25% shareholders or members, as applicable, and any changes in the key personnel of the Sub-Adviser, including without limitation, any change in the portfolio management personnel responsible for the Allocated Assets of the Fund, in each case prior to or promptly after such change. Notwithstanding the foregoing, the Sub-Adviser will promptly notify HFAM of any existing agreement, or upon entering into any agreement, that may result in a change of control of the Sub-Adviser, including without limitation the retention of an agent to assist in the sale of all, or a significant portion, of the business of the Sub-Adviser.

            (j) The Sub-Adviser will calculate its private account composite performance in compliance with the Global Investment Performance Standards of the CFA Institute Centre for Financial Market Integrity and such performance will be reviewed or verified at least annually by an independent accounting firm.

            (k) Unless HFAM gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall, in a prudent and diligent manner, vote proxies in the best interests of the Fund as may be necessary or advisable in connection with any matters submitted to a vote of the shareholders of an issuer held by the Fund and shall provide HFAM with its proxy voting procedures and guidelines and any amendments thereto.

3.	Expenses.

      During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its investment sub-advisory services under this Agreement.

      4. 	Supplemental Arrangements

      The Sub-Adviser may enter into arrangements with other persons affiliated with the Sub-Adviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Adviser, other than the brokerage services provided in Section 2(d) herein.

      5. 	Prohibited Conduct

       In providing the services described in this Agreement, the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by HFAM, including the Fund, regarding transactions in portfolio securities or other portfolio investments of the Fund. HFAM shall provide Sub-Adviser the list of such investment advisory firm prior to the effectiveness of this Agreement.

      6. 	Compensation.

      For the services rendered, the facilities furnished and the expenses assumed by the Sub-Adviser, HFAM shall pay the Sub-Adviser no later than the twentieth (20th) business day following the end of each calendar month, a fee based on the net assets attributable to the aggregate Allocated Assets of the small-cap equity funds managed by HFAM and sub-advised by the Sub-Adviser, as provided in Schedule A to the Agreement.

      7. 	Compliance Matters

      (a) The Sub-Adviser understands and agrees that it is a "service provider" to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with HFAM and the Trust and its trustees and officers, including the Trust's Chief Compliance Officer ("CCO"), with respect to all compliance-related matters, including the Trust's efforts to assure that each of its service providers adopts and maintains written policies and procedures that are reasonably designed to prevent violation of the "federal securities laws" (as that term is defined by Rule 38a-1) by the Trust, HFAM and Sub-Adviser. In this regard, the Sub-Adviser shall:

(i) 	submit to the Board for its consideration and
approval, the Sub-Adviser's applicable compliance policies and procedures;

(ii) 	submit to the Board for its consideration and
approval, annually (and at such other times as the Trust may reasonably request), a written report
("Report") fully describing the results of the Sub-
Adviser's review of the adequacy of its compliance policies and procedures, including its assessment of the effectiveness of such policies and procedures and a description of any material amendments to such policies and procedures since the more recent of:
(A) the Board's approval of such policies and procedures or (B) the most recent Report;

(iii) 	provide reports discussing the Sub-Adviser's
compliance program as reasonably requested by HFAM and special reports in the event of material compliance matters;

(iv) 	permit HFAM and the Trust and its trustees and
officers to become familiar with the Sub-Adviser's operations and understand those aspects of the Sub-
Adviser's operations that may expose HFAM and the Trust to compliance risks or lead to a violation by the Trust, HFAM or the Sub-Adviser of the federal securities laws;

(v) 	provide HFAM, the Trust and its trustees and CCO
with such certifications regarding compliance as may be reasonably requested; and

(vi) 	make the Sub-Adviser's personnel and compliance
policies and procedures reasonably available to such personnel as HFAM and the Trust and its trustees and officers may designate to evaluate the effectiveness of the Sub-Adviser's compliance controls, policies and procedures.

      (b) The Sub-Adviser agrees to maintain and implement a compliance program that complies with the requirements of Rule
206(4)-7 under the Advisers Act.

      8. 	Annual Contract Renewals.

      	This Agreement may only continue in effect for a period of more than two years from the date of its execution, if such continuance is specifically approved at least annually by the Board of the Fund. As such, the Sub-Adviser agrees to cooperate fully with HFAM and the Trust to provide the Board with any and all relevant information that will enable the Board to make an informed determination as to whether to renew the Agreement for the ensuing year. In that regard, the Sub-Adviser agrees to provide the Board on an annual basis with such relevant information that includes, but is not limited to, the following:

      (a) information confirming the financial condition of the Sub-Adviser and the Sub-Adviser's profitability derived from its relationship with the Fund;

(b)	a description of the personnel and services provided
by the Sub-Adviser;

(c)	information on compliance matters;

(d)	comparative information on investment performance
and advisory fees;

(e)	information regarding brokerage and portfolio
transactions; and

(f)	information on current legal matters.

      9.	Representations and Warranties of Sub-Adviser.

      The Sub-Adviser represents, warrants and agrees as follows:

      (a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;
(ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;
(iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon the Sub-Adviser; (v) will promptly notify HFAM of the occurrence of any event that would disqualify it from serving as an investment adviser of an investment company pursuant to
Section 9(a) of the 1940 Act or otherwise; (vi) has filed a notice of exemption pursuant to Rule 4.14 under the Commodity Exchange Act with the Commodity Futures Trading Commission and the National Futures Association, or is not required to file such exemption; and (vii) is duly organized and validly existing under the laws of the state in which it was organized with the power to own and possess its assets and carry on its business as it is now being conducted.

      (b) The Sub-Adviser has adopted a written code of ethics pursuant to Rule 204A-1 under the Advisers Act that also complies with Rule 17j-1 under the 1940 Act (the "Code"), and will provide HFAM and the Board with a copy of that code of ethics, together with evidence of its adoption. Within fifteen (15) days of the end of the last calendar quarter of each year that this Agreement is in effect, the president, any vice president or chief compliance officer of the Sub-Adviser shall certify to HFAM that the Sub-Adviser (i) has complied with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, the details of such violation and of the appropriate action that was taken in response to such violation and (ii) has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating the Code. On an annual basis, the Sub-Adviser shall provide a written report to the Board and HFAM pursuant to Rule 17j-1(c)(2) under the 1940 Act, and upon a reasonable written request from HFAM, furnish to HFAM all other records relevant to the Sub-Adviser's code of ethics as it relates to this Agreement

      (c) The Sub-Adviser certifies that the information stated in each of the most current Post Effective Amendment to the Trust's Registration Statement relating to the Sub-
Adviser, its management of the Fund with respect to the Allocated Assets and its performance history is true, correct and complete to the best of its knowledge.

      10. 	Representations and Warranties of HFAM.

      HFAM represents, warrants and agrees that HFAM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by HFAM of this Agreement does not contravene or constitute a default under any agreement binding upon HFAM;
(v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify HFAM from serving as an investment adviser of an investment company pursuant to
Section 9(a) of the 1940 Act or otherwise; (vi) has filed a notice of exemption pursuant to Rule 4.14 under the Commodity Exchange Act with the Commodity Futures Trading Commission and the National Futures Association, or is not required to file such exemption; and (vii) is duly organized and validly existing under the Laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

11.	Duty to Update Information.

       The parties hereto shall promptly notify each other in writing regarding any change to the foregoing representations and warranties. Likewise, the Sub-Adviser agrees to notify HFAM of any change of control of Sub-Adviser, including any change of its general partner or 25% shareholders, as applicable, and any changes in the key personnel of the Sub-Adviser, including in particular portfolio management personnel responsible for the Allocated Assets of the Fund, in each case prior to or promptly after notice of such change.

      12. 	Limitation Of Liability.

      The Sub-Adviser shall not be liable to the Trust or HFAM for any loss suffered by the Fund, the Trust or its shareholders or by HFAM in connection with the matters to which this Agreement relates, except (a) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, and (b) to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services; provided, however, that with respect to subsection (b) above, the Sub-Adviser shall not be liable to the Trust or HFAM for any loss in excess of its proportional share of any loss suffered by the Trust or HFAM in connection with a Section 36(b) claim. Notwithstanding the foregoing, Sub-Adviser shall be liable for any loss suffered by the Fund, the Trust or its shareholders or by HFAM as a result of any negligent act or omission by Sub-Adviser relating to or arising out of any breach by the Sub-Adviser of the second paragraph of Section 2(g) of this Agreement.

      13. 	Indemnification.

            (a) HFAM agrees to indemnify and hold the Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended ("1933 Act") harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of:

            (i)	HFAM's breach of its duties under this
Agreement; or

            (ii)  	any bad faith, willful misfeasance,
reckless disregard or gross negligence on the part of HFAM or any of its trustees, officers or employees in the performance of HFAM's duties and obligations under this Agreement, except to the extent such loss results from the Sub-Adviser's own willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of Sub-Adviser's duties and obligations under this Agreement.

            (b) The Trust agrees to indemnify and hold the Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning of Section 15 of the 1933 Act harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of any misrepresentation of a material fact or the omission of a fact necessary to make information not misleading in the Registration Statement, any proxy statement, or any annual or semi-annual report to investors in the Fund (other than a misstatement or omission relating to disclosure about the Sub-Adviser approved by the Sub-Adviser or provided to HFAM or the Trust by the Sub-
Adviser or relating to an incorrect valuation of a Fund portfolio security that resulted from any breach by the Sub-Adviser of the second paragraph of Section 2(g) of this Agreement).

            (c) The Sub-Adviser agrees to indemnify and hold HFAM, its officers and trustees, and any person who controls HFAM within the meaning of Section 15 of the 1933 Act, and the Trust harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of:

            (i)  	any misrepresentation of a material fact or
the omission of a fact necessary to make information not misleading in the Registration Statement, any proxy statement, or any annual or semi-annual report to investors in the Fund relating to disclosure about the Sub-Adviser approved by the Sub-Adviser or provided to HFAM or the Trust by the Sub-
Adviser or relating to an incorrect valuation of a Fund portfolio security that resulted from any breach by the Sub-
Adviser of the second paragraph of Section 2(g) of this Agreement;

            (ii)  	Sub-Adviser's breach of its duties under this
Agreement; or

            (iii)  	any bad faith, willful misfeasance, reckless
disregard or gross negligence on the part of the Sub-Adviser or any of its directors, officers or employees in the performance of the Sub-Adviser's duties and obligations under this Agreement, except to the extent such loss results from the Trust's or HFAM's own willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of their respective duties and obligations under the Advisory Agreement or this Agreement.

      14. 	Survival of Representations and Warranties.

      All representations and warranties made by the Sub-Adviser and HFAM pursuant to Sections 9 and 10, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

      15. 	Duration and Termination.

      (a) This Agreement shall become effective upon the date first above written and will continue thereafter so long as the continuance is specifically approved at least annually (a) by the Board or (b) by a vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Board who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

      (b) This Agreement may be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the Fund's outstanding voting securities, on 60 days' written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by
HFAM: (i) upon 60 days' written notice to the Sub-Adviser;
(ii) upon material breach by the Sub-Adviser of any of the representations and warranties set forth in Section 9 of this Agreement; or (iii) if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on 60 days' written notice to HFAM. This Agreement will terminate automatically in the event of its assignment, including without limitation, a change of control of the Sub-Adviser, or upon termination of the Advisory Agreement.

      16.  	Change of Control of the Sub-Adviser.

      The Sub-Adviser will be liable to the Trust and HFAM for all reasonable direct and indirect costs resulting from a change of control of the Sub-Adviser, including without limitation all costs associated with proxy solicitations, Board meetings, revisions to prospectuses, statements of additional information and marketing materials, and the hiring of another sub-adviser to the Fund. The understandings and obligations set forth in this Section 16 shall survive the termination of this Agreement and shall be binding upon the Sub-Adviser's successor(s) and/or assign(s).

      17.	Confidentiality.

      During the term of this Agreement, and at all times thereafter, the Sub-Adviser shall not itself, or assist anyone else to, directly or indirectly, disclose to any person or entity Confidential Information of HFAM, the Trust or the Fund, now known or subsequently learned by the Sub-Adviser. "Confidential Information" shall mean any information, whether written or oral, and materials furnished to or obtained by the Sub-Adviser, which directly relates to HFAM, the Trust, the Fund, and their affiliates, clients, customers, vendors, or other third party's research, development, trade secrets, techniques, processes, procedures, plans, policies, business affairs, marketing activities, discoveries, hardware, software, screens, specifications, designs, drawings, data and other information and materials, regardless of its form, other than information in the public domain.

      18.	Amendment of this Agreement.

      No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment to the terms of this Agreement shall be effective until approved by a vote of a majority of the Fund's outstanding voting securities (unless the Trust receives an SEC exemptive order or opinion of counsel, or the issue is the subject of a position of the SEC or its staff, permitting it to modify the Agreement without such vote).

      19. 	Governing Law.

     This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

      20. 	Miscellaneous.

     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.



            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.


	HIGHLAND FUNDS ASSET MANAGEMENT, L.P.


BY:
	____________________________
_______
Name:
Title:


HIGHLAND FUNDS II, ON BEHALF OF
SMALL-CAP EQUITY FUND, A SERIES
OF HIGHLAND FUNDS II, SOLELY WITH
RESPECT TO SECTION 13(b) OF THIS
AGREEMENT


BY:
	____________________________
_______
Name:
Title:



		PALISADE CAPITAL MANAGEMENT, L.L.C.


BY:
	____________________________
________
Name:
Title:


SCHEDULE A

Fees Paid to the Sub-Adviser

            The Sub-Adviser's fee shall be accrued daily at 1/365th of the applicable annual rate set forth below:

            First $75 million      0.50%
            Next $75 million       0.45%
            Over $150 million      0.40%

            The foregoing breakpoints and the annual rate to be paid by HFAM to the Sub-Adviser shall be based on the net assets attributable to the aggregate Allocated Assets of all the small-cap equity funds managed by HFAM and sub-advised by the Sub-Adviser.

            For the purpose of accruing compensation, the net assets of the Fund shall be determined in the manner and on the dates set forth in the current prospectus of the Trust, and, on dates on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined.

            In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty (30) business days of the date of termination.